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                                                                     Exhibit 5.1


                      [Letterhead of Goodwin Procter LLP]


September 25, 2003



Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202

RE: LEGALITY OF SECURITIES TO BE ISSUED UNDER REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

This opinion is furnished in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a prospectus supplement dated September 18, 2003, which supplements the prospectus dated August 6, 1999 included in the registration statement on Form S-3, File No. 333-83781, relating to the offer and sale of 2,300,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") to certain investors pursuant to the terms of a purchase agreement dated September 18, 2003 by and among the Company and such investors (the "Purchase Agreement").

In connection with rendering this opinion, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date and on file with the Maryland State Department of Assessments and Taxation, (ii) the Bylaws of the Company, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, and (iv) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion other than as to the laws of the United States of America and The Commonwealth of Massachusetts and the Maryland General Corporation Law (which includes applicable reported judicial decisions interpreting the Maryland General Corporation Law). To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of The Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.


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Based upon the foregoing, we are of the opinion that when the Shares have been issued and the Company has received full payment for the Shares in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K dated September 25, 2003 which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP